EXHIBIT 10.4

TO THE NOTARY PUBLIC:

Kindly issue in your Registry of Public Deeds one of the MINING CONCESSIONS AND CLAIMS TRANSFER AGREEMENT entered into by and between Ms. MARLENE ORE LAMILLA, single, identified with identity card No. 10147024 and domiciled for this effects at Malecón Cisneros No. 810 Miraflores, Lima, acting duly represented by Mr. Wiston Manuel Saldaña Varas, identified with identity card No. 09550130, as per the power of attorney formalized by public deed granted before the Peruvian consulate of Vancouver, Canada, on November 27, 2007, that is in process of being recorded with the Public Registry Office of Lima and Callao of SUNARP (hereinafter named the “TITLEHOLDER”); and BLACK TUSK MINERALS PERÚ S.A.C., with taxpayer’s registry number 20517586847 and domiciled for this effects at 408-1199 West Pender Street, Vancouver, BC V6E 2R1, Canada, duly represented by its general manager, Mr. José Santos Rodríguez Pizán, identified with identity card No. 26928562, as per powers of attorney granted in the General Shareholders’ Meeting of BLACK TUSK MINERALS PERU S.A.C. held on December 3, 2007, which minute, Mr. Notary, will be inserted in the public deed of this agreement, for the effects of what it is established in article 17 of the General Corporate Law and article 34 of the Corporation’s Registry regulations approved by Resolution No. 200-2001-SUNARP/SN (hereinafter named “BLACK TUSK”).

This agreement is executed under the terms and conditions stated below:

One:	Preamble

1.1	The TITLEHOLDER is the titleholder of the following mining concessions:

Name	Code	Extension (hectares)	Registration File
ALTOCOCHA MINE 1	01-01324-07	29.9303	12089171 (Lima)
ALTOCOCHA MINE 3	01-01326-07	374.4051	12089882 (Lima)
ALTOCOCHA MINE 4	01-01327-07	604.9977	12089359 (Lima)
ALTOCOCHA MINE 5	01-01328-07	126.9157	12089875 (Lima)
ALTOCOCHA MINE 7	01-01598-07	300.00	12089522 (Lima)
ALTOCOCHA MINE 8	01-01597-07	979.7332	12089420 (Lima)
ALTOCOCHA MINE 9	01-01664-07	1000.0017	12089424 (Lima)
ALTOCOCHA MINE 11	01-01666-07	500.00	12089535 (Lima)
ALTOCOCHA MINE 12	01-01667-07	300.00	12089549 (Lima)
CORVINA	01-04753-06	500.00	11106238 (Huancayo)
DELFÍN	01-04755-06	200.00	11106240 (Huancayo)
JOSH 1	01-04754-06	600.00	11106239 (Huancayo)

Likewise, the TITLEHOLDER is also titleholder of the following mining claims:

Name	Code	Extension (hectares)	Registration File
ALTOCOCHA MINE	01-01292-07	1,000	Not registered
ALTOCOCHA MINE 2	01-01325-07	196.7701	Not registered
ALTOCOCHA MINE 10	01-01665-07	984.6706	Not registered

For the effects of this agreement, the mining concessions and the mining pediments detailed in section 1.1, will be jointly referred as the “PROPERTIES”.

1.2

The PROPERTIES were requested under the quadrant system foreseen in Legislative Decree No. 708. Consequently, the area of the PROPERTIES only comprehends the free area available pursuant to their respective mining concession titles (whenever these are granted in the case of the mining claims detailed in section 1.1), without including the area of other mining rights, PROPERTIES or claims located within their perimeter, or that overlap them, nor the area of the ones requested under the regulations in force before Legislative Decree No. 708, which vertexes acquire or would have acquired definitive UTM coordinates, in accordance to what it is established in article 11 of Law No. 26615, in which case they must be mandatory respected by the PROPERTIES.

1.3	BLACK TUSK is a company engaged in mining activities and is interested in acquiring the CONCESSIONS.

Two:	Purpose of the agreement and price

2.1

By means of this instrument and in accordance to articles 163 and 164 of the Mining Law, the TITLEHOLDER, in its condition of titleholder of the PROPERTIES, hereby transfers all its rights and shares in the PROPERTIES to BLACK TUSK. In this sense, BLACK TUSK becomes holder of 100% of the rights and shares of the PROPERTIES.

2.2

The transfer comprises all the integral and accessory parts that form part or may be generated from the 100% of the rights and shares of the PROPERTIES that are being transferred under this instrument, as well as any and all such rights associated therewith or with the activities carried out therein, as well as any such rights which may exist over surface properties, water, use, easements and all such others as may correspond as a matter of fact or law to the PROPERTIES or the aforesaid mining activities, without limitation whatsoever.

2.3

The price mutually agreed by the parties for the transfer of the PROPERTIES in favor of BLACK TUSK consists in the issuance and delivery of 10’000,000.00 (ten million) common shares of a face value of US$ 0.001 each (which gives a total price of US$ 10,000.00 – ten thousand and 00/100 United States Dollars-- for the acquisition of the PROPERTIES), issued by BLACK TUSK MINERALS INC., a corporation incorporated and existing according to the laws of Nevada, United States of America; in favor of the individuals and/or companies that are listed below, which will receive said shares in the proportion that is hereby detailed and in compliance with the express instructions that in this act are given by the TITLEHOLDER to BLACK TUSK:

Name	Number of shares
Stacy De Melt	2,200,000
Leonard Raymond De Melt	1,500,000
Marlene Ore Lamilla	1,000,000
Quo Vadis United Ltd.	1,000,000
Sarabjit Banwait	1,000,000
Jatinder Bal	1,000,000
Jean Sui	1,000,000
Jose Santos Rodriguez Pizán	1,000,000
Benjamín Alejandro Núñez Montañez	100,000
Yevgeny Ore Lamilla	100,000
Juan Manuel Elescano Yupanqui	50,000
Wiston Manuel Saldaña Varas	20,000
Alfonso Alvarez-Calderón Yrigoyen	20,000
Vanessa Contreras Mendoza	10,000
TOTAL	10,000,000

It is hereby expressly accepted that with the signature of the parties in this document, the TITLEHOLDER declares that it has received to its entire satisfaction and conformity, 100% of the agreed price for the transference of the PROPERTIES, not having any balance pending of payment, so the TITLEHOLDER will be impeded (and, in any case, it waives to do so expressly) to file any complaint for said concept or any other one related to the execution of the agreement.

Likewise, it is hereby expressly declared that the individual price assigned to each of the PROPERTIES for the effects of the transference agreed under this agreement, is the following:

Name	Code	Price (US$)
ALTOCOCHA MINE 1	01-01324-07	38.00
ALTOCOCHA MINE 3	01-01326-07	486.00
ALTOCOCHA MINE 4	01-01327-07	786.00
ALTOCOCHA MINE 5	01-01328-07	164.00
ALTOCOCHA MINE 7	01-01598-07	389.00
ALTOCOCHA MINE 8	01-01597-07	1,272.00
ALTOCOCHA MINE 9	01-01664-07	1,298.00
CORVINA	01-04753-06	649.00
DELFÍN	01-04755-06	259.00
JOSH 1	01-04754-06	779.00
ALTOCOCHA MINE	01-01292-07	1,300.00
ALTOCOCHA MINE 2	01-01325-07	255.00
ALTOCOCHA MINE 10	01-01665-07	1,287.00

Name	Code	Price (US$)
ALTOCOCHA MINE 11	01-01666-07	649.00
ALTOCOCHA MINE 12	01-01667-07	389.00

Simultaneously with the execution of this document, the TITLEHOLDER will deliver to BLACK TUSK the invoice, issued according to law, for the price for the transference of the PROPERTIES.

2.4

BLACK TUSK grants to the TITLEHOLDER the right to receive a net smelter return (NSR) royalty of 1% of the minerals extracted and commercialized from the PROPERTIES, as per established in Annex 1 of this document.

Without prejudice of the above, in this same act the TITLEHOLDER assigns Mr. LEONARD RAYMOND DE MELT, identified with Canadian passport No. BA000738 and domiciled in Malecón Cisneros No. 810 Miraflores, Lima, as beneficiary of the amount that BLACK TUSK must pay for the royalty (hereinafter, the “BENEFICIARY”). In this sense, in this act the TITLEHOLDER authorizes BLACK TUSK to pay the royalty directly to the BENEFICIARY, without altering the fact that, for all the legal effects that correspond, the TITLEHOLDER will remain as the holder of the right to receive the aforementioned royalty and to comply with what it is established for those effects in Annex 1.

2.5

The parties declare that between the 100% of the rights and shares of the PROPERTIES and the price agreed in section 2.1 above, there is a fair and perfectly equivalency and, therefore, should any difference of more or less appears, the parties donate such among themselves, waiving all actions destined to totally or partially invalidate the legal effects arising from this agreement.

Third:	Representations by the TITLEHOLDER

The TITLEHOLDER hereby expressly makes the following representations:

(a)

That the PROPERTIES are not subject to any liens or encumbrances, nor to any circumstance that might restrict or limit its right to freely dispose of the PROPERTIES, nor to any injunction, or judicial or arbitration measure of any kind. Likewise, the TITLEHOLDER further represents that it has complied with all and every obligations necessary for maintaining the PROPERTIES’ validity, provided that it has timely made all the payments (with exception to what detailed in section c below) and fulfilled all the requirements set forth by applicable law. Likewise, the TITLEHOLDER declares that it has strictly complied with all the obligations (including environmental obligations) that a holder of mining activity must comply under law.

(b)

That the PROPERTIES are not and will not be affected in the future by any contingency that might jeopardize its validity or expose its titleholder to the imposition of sanctions from the mining authorities or to claims from third parties, as a result of the activities conducted in the PROPERTIES by the TITLEHOLDER before the execution of this agreement or as a result of the compliance of the obligations related to the PROPERTIES that corresponded to the TITLEHOLDER in general, included those obligations related to the mining claim administrative proceedings related to the mining pediments referred in section 1.1.

(c)

Save for the PROPERTIES known as “CORVINA” (code 01-04753-06), “DELFÍN” (code No. 01-04755-06) and “JOSH 1” (code No. 01-04754-06), which validity fees have been paid until year 2006, inclusively, the validity fees and penalties corresponding to the PROPERTIES have been duly and timely paid for until year 2007, inclusively, not existing today any debt or pending payment for that concept or any other.

Without prejudice of what has been established in this clause 3, the TITLEHOLDER obliges itself to the most ample obligation to cure that could be applicable.

Fourth: Public deed and expenses

4.1	The TITLEHOLDER irrevocably and unconditionally obliges to execute the public deed to be originated from this agreement, simultaneously to the subscription of this document.

4.2	All notarial and registration expenses required to formalize this agreement until registration thereof, shall be borne by BLACK TUSK.

Fifth:	Additional stipulations

5.1

As from the date of subscription of this document, BLACK TUSK will be in charge of all the procedures and obligations before the Ministry of Energy and Mines, the Geological, Mining and Metallurgical Institute (INGEMMET, before INACC), the Public Registry and other institutions and instances regarding the PROPERTIES.

5.2

All communication amongst the parties will be remitted to the addresses referred to in the introduction of this document. In order for any address modification to be in effect in relation to this agreement, such modification shall be informed through the deliver of a notarized letter. Otherwise, any notification delivered to the domicile here stated will be valid.

5.3

If any stipulation of this agreement due to any circumstance partially or totally becomes or is declared void, invalid, illegal or non-enforceable, such stipulation will be independent from the other provisions of this agreement, provided that it will not affect the validity or enforceability of any other provisions of this agreement, as long as the present contract is not executed in a way that is substantially different to the main commercial agreement amongst the parties, in which case the parties shall amend such stipulation in order for it to be valid and enforceable in a way as similar as possible to the original provisions.

5.4	This agreement shall be governed by the laws of the Republic of Peru.

5.5

Any tax resulting from the transfer of the PROPERTIES will be assumed by BLACK TUSK, with exception of the Income Tax that could be generated by the TITLEHOLDER and which will be assumed and entirely paid by the latter.

5.6

Any controversy that could arise amongst the parties regarding the interpretation of the present agreement and/or its fulfillment, including controversies referred to its voidness or validity, which cannot be solved by direct negotiation between the parties in a maximum term of thirty (30) calendar days, shall be submitted to an arbitration of law, conducted by three (3) arbitrators and its award shall be final and not subject of appeal.

If a written request for arbitration is sent by any of the parties to the other, after failing in the direct negotiation mentioned in the paragraph above, each party shall have ten (10) calendar days to designate an arbitrator and the two so elected shall have an additional ten (10) calendar days from the designation of the second member to designate a third arbitrator who shall chair the Court. In case on of the parties or both arbitrators fail to name an arbitrator within the mentioned terms, the interested party could request the Lima Chamber of Commerce (Cámara de Comercio de Lima) to designate one or more arbitrator(s) as corresponding.

The Arbitration Court will determine the proceeding rules for the arbitration, in case it doesn’t determine the, the Lima Chamber of Commerce (Cámara de Comercio de Lima) proceeding rules will be applied.

The parties expressly waive the conciliation procedure provided under Law No. 26872, as the latter is voluntary for them.

Mr. Notary, please add the pertinent introduction and conclusion as required by law and forward the corresponding notices to the Public Registry for the recording of this agreement in the registry files of the mining concessions described in section 1.1., and according to what established in section c of article 7 of the Mining Public Registry Regulations, request the preventive recording of this agreement for the mining claims described in section 1.1.

December 5, 2007

/s/ Wiston Manuel Saldaña Varas

Wiston Manuel Saldaña Varas

ID. 09550130

On behalf of Marlene Ore Lamilla

/s/ José Santos Rodríguez Pizán

Black Tusk Minerals Peru S.A.C.

José Santos Rodríguez Pizán

General Manager

Annex 1

Net Smelter Return Royalty

1

Definitions: The words and terms defined in the agreement of which this annex forms part, shall have the same meaning for the purposes of this annex, unless specified otherwise. In addition, the following definitions will also apply:

a.	“Affiliates”:
-	A company, partnership or corporation that is more than 50% owned by one of the parties hereto or is controlled by one of the parties hereto.
-	A company, partnership or holding that is owner of more than 50% of, or controls, one of the parties hereto.
-	A company, partnership or corporation that is more than 50% owned, or is controlled by, another party who, in turn, owns more than 50% or controls one of the parties hereto.

For the purposes of the definition of “control” referred to in this section, the parties hereby expressly agree that control shall mean the right to exercise, directly or indirectly, voting rights regarding the shares or interests of the controlled company which may allow the adoption by the latter of resolutions or valid decisions without requiring the attendance or participation of entities or persons who hold, directly or indirectly, additional votes. Likewise, control shall mean the holding, directly or indirectly, of the power to manage or provide for the management and the policies of the controlled company by means of the title to shares or interests, other voting securities, contracts, voting trusts or by any other means.

b.	“Agreement” shall be the Mining Concessions and Pediments Transfer Agreement of which this annex forms an integral part.
c.

“Commercial Production” shall mean the operation of a mine on the PROPERTIES or some part of the same, but it does not include testing operations at a pilot plant. It shall be deemed that Commercial Production has begun on the first day of the month following the first thirty (30) consecutive calendar days during which ore has been produced at the PROPERTIES at an average rate of not less than seventy per cent (70%) of the nominal capacity of the mining facilities.

d.

“NSR Royalty” shall mean royalty that THE ACQUIRER shall be required to pay to THE TRANSFEROR as per section 2.4 of the Agreement and that shall be calculated according to the Net Smelter Returns and as per the Agreement and this Annex. Such royalty will only be payable if Commercial Production has been initiated.

It is hereby agreed that payment of the NSR Royalty by THE ACQUIRER to the TRANSFEROR, does not include the Value Added Tax (IGV). In this sense, the amount of such IGV will be added to the NSR Royalty payment to be made by THE ACQUIRER, provided that THE TRANSFEROR will be obliged to deliver to THE ACQUIRER the corresponding invoices, issued in observance with any and all formalities required by law.

e.

“Net Smelter Returns or NSR” shall mean the net amount, including all bonuses and subsidies that a given smelter, refinery or other buyer of Products pays to THE ACQUIRER; and that will result after making the deduction of all costs, expenses and charges paid or incurred in relation to the Products after concentration thereof (regardless of whether those costs had already been deducted by the acquirer of the Products or incurred in by THE ACQUIRER).

The costs referred to in the preceding paragraph include, without the following being limitative but merely referential, smelt, treatment and refining costs (including, without limitation, metal losses, impurity penalties and sampling and arbitration services); commissions for the sale of Products and costs related to their sale.

Such costs further include all types of taxes, royalties and/or customs and tariff duties, with the exception of income or similar taxes that THE ACQUIRER is required to pay for the extraction, treatment, transportation, storage, exportation and/or sale of the Products. They also include the costs incurred for the conversion of leachable solutions into cathodes and other similar goods, in addition to the costs incurred in the storage and transportation of the Products from the PROPERTIES to the smelter, refinery and/or final market where the Products are finally placed, or between any such places; and the costs incurred in buying insurance policies or paying freight associated with the Products during transportation or storage.

f.

“Products” shall mean the ore resources extracted and recovered from the PROPERTIES, and the solutions, concentrates or cathodes obtained through leaching or solution extraction or other treatment of the ores extracted and recovered from the PROPERTIES.

The Products shall not include ores extracted outside the PROPERTIES’ area, neither solutions, concentrates nor cathodes obtained from mineralized material extracted outside the PROPERTIES’ area, whether placed in the PROPERTIES for leaching or other treatment, or conveyed to the PROPERTIES for treatment and/or storage.

2.

Date of payment of NSR Royalties: Upon initiation of Commercial Production, payment of the NSR Royalty will be made by THE ACQUIRER to THE TRANSFEROR on a quarterly basis, within fifteen (15) calendar days following the date of delivery of the NSR Royalty’s payment settlements to which the following paragraph is referred to.

Within the ten (10) calendar days following the beginning of each quarter, THE ACQUIRER shall deliver to THE TRANSFEROR the NSR Royalty’s payment settlements with the calculation of the NSR Royalty determined in accordance with this annex. Attached to the aforesaid settlement, THE ACQUIRER will deliver to THE TRANSFEROR copies of the minerals’ sale settlements that may correspond, as well as any other information supporting the calculation of the NSR Royalties.

3.	Method of payment: Payment of the NSR Royalties shall be made through the delivery of checks issued by THE ACQUIRER to the order of THE

BENEFICIARY. The delivery of said checks will be made at the address established for those effects in the Agreement by THE BENEFICIARY. The payment of the NSR Royalties shall be deemed to have occurred upon receipt by THE TRANSFEROR of these checks.

4.

Observations to the NSR Royalty payment: THE TRANSFEROR may observe the royalty’s payment settlements prepared by THE ACQUIRER within fifteen (15) calendar days following their receipt. If THE TRANSFEROR fails to make any observations to the NSR Royalty payment settlements forwarded by THE ACQUIRER within such fifteen (15) calendar days term, such payment settlements shall be deemed to have been accepted and approved.

5.

Audit: If within the fifteen (15) days term referred to in section 4 of this annex, THE TRANSFEROR made any observations to the NSR Royalty payment settlements submitted by THE ACQUIRER, THE TRANSFEROR and THE ACQUIRER shall make their reasonable best efforts to reach an agreement regarding any differences which may have arisen between them.

If THE ACQUIRER and THE TRANSFEROR fail to reach an agreement within fifteen (15) calendar days following the date in which THE TRANSFEROR notifies its observations to THE ACQUIRER, the differences between such parties shall be submitted to a final and conclusive analysis of a titled public accountant experienced in the mining industry and that is acceptable for both parties. The expenses for the hiring of such consultant firm shall be initially assumed by THE TRANSFEROR.

The public accountant referred to in the preceding paragraph shall conduct an audit of all the documents supporting the NSR Royalty payment settlements subject to observations by THE TRANSFEROR, as well as of all such other information and/or documents as are necessary to that effect. The audit shall take place at the place to be designated by THE ACQUIRER for those effects and during the business hours of the latter.

If the audit reveals that the calculation of the NSR Royalties made by THE ACQUIRER is within a 2.5% range of the audit results, the cost of the audit shall be fully borne by THE TRANSFEROR. However, if the audit reveals that the calculation of the NSR Royalties made by THE ACQUIRER exceeds the 2.5% range of the audit results, THE ACQUIRER shall bear the costs thereof.

In any case, THE ACQUIRER shall pay THE TRANSFEROR – as an NSR Royalty payment – any shortfall determined by the audit, in which case the NSR Royalty payment settlements that had been subject to observations, will be amended in accordance to the results of the audit. Upon completion of the audit and delivery of the results to THE ACQUIRER and THE TRANSFEROR, THE ACQUIRER shall pay, without any interests, any additional NSR Royalties that might have been determined by the audit. Such payment will be made by THE ACQUIRER within fifteen (15) calendar days of receipt of the audit.

However, if the audit determined that THE ACQUIRER paid NSR Royalties in excess of what is was really obliged to make, THE TRANSFEROR shall reimburse THE ACQUIRER the amount paid in excess by it (without interests) within fifteen (15) calendar days of receipt of the audit.

It is hereby expressly agreed that during the term in which the audit is being conducted, the term established in this annex for THE ACQUIRER to pay the

NSR Royalties will not be suspended and, in this sense, THE ACQUIRER should continue compliance its payment obligation of the NSR Royalty when and as applicable.

6.

Sales to an Affiliate of THE ACQUIRER: Any smelter or refinery owned or controlled by THE ACQUIRER or any Affiliate thereof and/or of the entities controlling THE ACQUIRER, without exception, shall be deemed to be a treatment smelter or refinery for purposes of calculation of the Net Smelter Returns.

Net Smelter Returns on Products acquired by such refinery or smelter shall be calculated and determined in accordance with customary treatment smelting and refining practices, as if sold to such smelter or refinery by third parties. However, the amount of such Net Smelter Returns shall not be less of what THE ACQUIRER would have received if the Products had been sold to a smelter or refinery owned by a third party different from THE ACQUIRER or from of an Affiliate of the latter.

7.

Prudent operations: The ores (even after undergoing some type of treatment) extracted and recovered from the PROPERTIES, may be commingled with ores (even after undergoing some type of treatment) with a similar composition extracted from other mining properties other than the PROPERTIES.

All determinations required for the calculation of the Net Smelter Returns, including, without limitation, the metal grade of ores extracted from the PROPERTIES, and the metal grade or amount of metal recovered from such ores, shall be made by THE ACQUIRER in accordance with prudent engineering, metallurgy and cost accounting practices.

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